UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: August 14, 2008

American Airlines, Inc.
(Exact name of registrant as specified in its charter)

          Delaware                                     1-2691                                      13-1502798       _
(State of Incorporation) ( Commission File Number)     (IRS Employer Identification No.)

4333 Amon Carter Blvd.      Fort Worth, Texas              76155
(Address of principal executive offices)  (Zip Code)

                     (817) 963-1234                 _
                             (Registrant's telephone number)

                        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On August 14, 2008, American Airlines, Inc., a wholly-owned subsidiary of AMR Corporation, entered into a joint business agreement and related marketing arrangements with UK carrier, British Airways, and Spanish carrier, Iberia providing for commercial cooperation by the three carriers on flights between North America (consisting of the United States, Canada and Mexico) and Europe (consisting of the European Union, Switzerland and Norway).  The agreement contemplates the pooling and sharing of certain revenues and costs on transatlantic flights, expanded codesharing on each other’s flights, enhanced frequent flyer program reciprocity, and cooperation in the areas of planning, marketing and certain operations.

These agreements were signed in connection with an application to the U.S. Department of Transportation by the three carriers for antitrust immunity to permit global cooperation.  The application also included the Finnish carrier, Finnair, and the Jordanian carrier, Royal Jordanian.  If granted, antitrust immunity will permit the five carriers, all of whom are members of the oneworld airline alliance, to deepen cooperation on a bilateral and multilateral basis.

Implementation of the joint business agreement and related arrangements is subject to conditions, including various U.S. and foreign regulatory approvals, successful negotiation of certain detailed financial and commercial arrangements, and other approvals.  Agencies from which regulatory approvals must be obtained may impose requirements or limitations as a condition of granting such approvals, such as requiring divestiture of routes, gates, slots or other assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  August 14, 2008